Exhibit 1

REVOLVING LOAN AGREEMENT

among

HIRSCH HOLDINGS, INC.

HIC ACQUISITION COMPANY

and

HIRSCH INTERNATIONAL CORP.

as Borrower

 and

KELTIC FINANCIAL PARTNERS II, LP

as Lender

Dated: October 29, 2009

REVOLVING LOAN AGREEMENT

This Revolving Loan Agreement is made this 29th day of October, 2009, between HIRSCH HOLDINGS, INC., a Delaware corporation (“Parent”), and HIC ACQUISITION COMPANY, a Delaware corporation (“HIC”), and HIRSCH INTERNATIONAL CORP., a Delaware corporation (“Hirsch”) (Parent, HIC and Hirsch are referred to herein, individually and collectively and jointly and severally, as “Borrower”), and KELTIC FINANCIAL PARTNERS II, LP, a Delaware limited partnership (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender extend a $4,000,000 revolving credit facility, the proceeds of which will be used to effect the Merger Transaction and to provide Borrower with working capital support.

WHEREAS, Lender is willing to extend the credit facility on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

1.1. “Account Debtor” shall mean any Person who is or may become obligated under or on account of any Receivable.

1.2. “Advance” shall mean any loan or advance made by Lender in connection with the Revolving Loan.

1.3. “Affiliate” shall mean any Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds 10% or more of any class of the voting stock or other equity interest in Borrower; or (iii) 10% or more of the voting stock or other equity interest of which is beneficially owned or held by Borrower.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests, by contract or otherwise.

1.4. “Agreement” shall mean this Revolving Loan Agreement, together with all Schedules and Exhibits attached or otherwise identified thereto, as the same may be amended, modified, restated or supplemented from time to time.

1.5. “Anti-Terrorism Laws” shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act.

1.6. “Authenticate” shall mean to sign or to execute or otherwise adopt a symbol, or encrypt or similarly process a Record in whole or in part, with the present interest of the authenticating person to identify the person and adopt or accept a Record.

1.7. “Bank Accounts” shall have the meaning set forth in Section 5.23 of this Agreement.

1.8. “Banking Day” shall mean any day on which commercial banks are not authorized or required to close in New York State.

1.9. “Blocked Person” shall mean any person: (a) listed in the annex to Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) a person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (f) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (g) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

1.10. “Borrower” shall have the meaning set forth in the Preamble of this Agreement.

1.11. “Borrowing Base” shall mean, at any time, an amount equal to (a) up to eighty five percent (85%) of the net face amount of Borrower’s Eligible Receivables, plus (b) thirty percent (30%) of the Value of Borrower’s Eligible Inventory; provided, however that aggregate advances against Eligible Inventory shall not exceed the lesser of (i) $1,000,000 or (ii) fifty percent (50%) of the Borrowing Base, minus (c) reserves established pursuant to Section 2.3.

1.12. “Borrowing Base Certificate” shall mean a borrowing base certificate substantially in the form of Exhibit C attached hereto.

1.13.  “Capital Expenditure” shall mean, as determined in accordance with GAAP, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during any period.

1.14. “Certificate of Merger” shall mean that certain Certificate of Merger dated the date hereof, pursuant to which the Merger Transaction will be effected.

1.15. “Code” shall mean the Internal Revenue Code of the United States, as amended.

1.16. “Collateral” shall mean all of the Property and interests in Property described in the General Security Agreement, and all other personal property of Borrower and interests of Borrower in personal property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise including, without limitation, any proceeds and insurance proceeds of the foregoing.

1.17. “Contract Year” shall mean, during the term of the Loans, each consecutive twelve (12) month period commencing on the date hereof and, in each case, ending on the date which is one day prior to the applicable anniversary date hereof.

1.18. “Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.

1.19. “Distribution Agreements” shall mean, collectively, (i) the Tajima Agreements, (ii) that certain Dealership Agreement dated as of May 15, 2008, between Mimaki USA, Inc., and Hirsch (as successor-by-merger to HDI), (iii) that certain Distribution Agreement dated January 1, 2007, between SEIT Elettronica srl, and Hirsch (as successor-by-merger to HDI), (iv) that certain Sales, Service and Support Representative Agreement dated as of January 1, 2008, between Kornit Digital Ltd., and Hirsch, and (v) that certain Distribution Agreement dated as of July 8, 2006, between MHM Siebdruckmaschinen GmBH and Hirsch (as successor-by-merger to HDI), as each of the foregoing may be amended, extended, modified, restated and/or supplemented from time to time.

1.20. “EBITDA” shall mean Borrower’s total income before interest expense, taxes, depreciation and amortization, all calculated in accordance with GAAP.

1.21. “Eligible Inventory” shall mean Inventory which is subject to a perfected first priority security interest in favor of Lender, has been identified and described to Lender and is acceptable to Lender in Lender’s discretion, and is represented by Borrower (by its acceptance of Revolving Loans thereon) as meeting all of the following criteria on the date of any Revolving Loan based thereon and thereafter while any Obligation is outstanding:

(a)           the Inventory shall consist of goods used for demo purposes and finished goods machines held for resale in the ordinary course of Borrower’s business, as conducted on the date hereof, subject to Borrower’s control or sole possession, and located (i) within the United States, (ii) at one of Borrower’s six locations listed in Schedule 1 of this Agreement (which cannot include any Tajima facility) and (iii) at sites (A) with a Value per site in such amount as is acceptable to Lender, and (B) for which landlord, bailee or mortgagee waivers, as applicable, in form and substance acceptable to Lender have been executed and delivered by such landlord, bailee or mortgagee to Lender; and

(b)           Borrower is the sole owner of the Inventory, and Borrower has not sold, assigned or otherwise transferred all or any portion thereof; and

(c)           With respect to any Inventory subject to a Tajima Agreement, such Inventory is paid for or subject to a letter of credit; and

(d)           none of the Inventory (i) is being held or shipped by Borrower on a consignment, approval or bill and hold basis, (ii) is subject to any claim, lien or security interest, except Permitted Liens, (iii) includes work-in-process, spare parts or used goods, (iv) includes packaging and shipping materials, (v) is over eighteen months old or is otherwise unserviceable, obsolete or slow moving, or (vi) is returned, damaged or defective; and

(e)           if any of the Inventory is represented or covered by any document of title, instrument or chattel paper, Borrower is the sole owner of all such documents, instruments and chattel paper, all thereof are in the possession of Borrower, none thereof has been sold, assigned or otherwise transferred, and none thereof is subject to any claim, lien or security interest, except Permitted Liens.

1.22.  “Eligible Receivables” shall mean and include only Receivables of Borrower, the records and accounts of which are located in compliance with Section 5.14 of this Agreement, which are subject to a perfected first priority security interest in favor of Lender, are acceptable to Lender in Lender’s discretion, arise out of sales in the ordinary course of Borrower’s business, made by Borrower to a Person which is not an Affiliate of Borrower nor an employee of Borrower nor controlled by an Affiliate of Borrower, which are not in dispute and which do not then violate any warranty with respect to Eligible Receivables set forth in the General Security Agreement.  Lender may treat any Receivable as ineligible if:

(a)           more than ninety (90) days have passed since the original invoice date; or

(b)           any warranty contained in this Agreement or in the General Security Agreement with respect to Eligible Receivables or any warranty with respect to such Receivable contained in this Agreement or in the General Security Agreement has been breached; or

(c)           the Account Debtor or any Affiliate of the Account Debtor has disputed liability, or made any claim with respect to such Receivable or with respect to any other Receivable due from such customer or Account Debtor to Borrower, with respect to any Receivable which Lender, in its discretion, deems material; or

(d)           the Account Debtor or any Affiliate of the Account Debtor has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or if any case under the Bankruptcy Code has been filed against the Account Debtor or any Affiliate of the Account Debtor, or if the Account Debtor or any Affiliate of the Account Debtor has assigned for the benefit of creditors, or if the Account Debtor or any Affiliate of the Account Debtor has failed, suspended business operations, become insolvent, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(e)           if the Account Debtor is also a supplier to or creditor of Borrower or if the Account Debtor has or asserts any right of offset with respect to any Receivable or asserts any claim or  counterclaim against Borrower with respect to any Receivable or otherwise; or

(f)            the sale is to an Account Debtor outside the United States or Canada, unless the sale is on letter of credit on terms acceptable to Lender, in its sole discretion; or

(g)           twenty five percent (25%) or more of the Receivables of any Account Debtor and its Affiliates is ineligible because such Account Debtor and/or its Affiliates failed to pay such Receivables within ninety (90) days after invoice date, then all the Receivables of such Account Debtor and its Affiliates may be deemed ineligible by Lender under this Agreement; or

(h)           the total unpaid Receivables of the Account Debtor and its Affiliates exceed fifteen percent (15%) of the net amount of all Receivables, to the extent of such excess; or

(i)            it relates to a sale of goods or services to the United States of America, or any agency or department thereof, unless Borrower assigns its right to payment of such Receivable to Lender, in form and substance satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940, as amended; or

(j)            it relates to sale of goods or services to a state or local governmental authority or an agent or department thereof; or

(k)           it relates to intercompany sales, employee sales or any Receivable due from an Affiliate of Borrower; or

(l)            it consists of a sale to an Account Debtor on consignment, bill and hold, guaranteed sale, sale or return, sale on approval, payment plan, scheduled installment plan, extended payment terms or any other repurchase or return basis; or

(m)          the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualifications to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

(n)           it is evidenced by chattel paper or an instrument of any kind which has not been assigned or endorsed and delivered to Lender, or has been reduced to judgment; or

(o)           it arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

(p)           it is pre-billed (it being understood that the final bill issued upon completion, shipment and acceptance by the related Account Debtor may be deemed an Eligible Receivable); or

(q)           it is subject to any claim, lien or security interest except for Permitted Liens; or

(r)            it is subject of a deposit by the Account Debtor to the extent thereof; or

(s)           if Lender believes, in its sole discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor’s financial inability to pay.

1.23. “Environment” shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

1.24. “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of “hazardous substances” and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

1.25. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.26. “Events of Default” shall have the meaning set forth in Article 12 of this Agreement.

1.27. “Fiscal Year” shall mean with respect to any Person, a year of 365 or 366 days, as the case may be, ending on the last day of December 31 in any calendar year.

1.28. “GAAC” shall mean Graphic Arts Acquisition Corp., a Delaware corporation.

1.29. “GAAP” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.  Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.30. “General Security Agreement” shall mean the collective reference to the general security agreements dated the date hereof executed and delivered by Borrower to Lender, as the same may be amended, modified, restated or supplemented from time to time.

1.31. “Governmental Rules” shall have the meaning set forth in Section 5.24 of this Agreement.

1.32. “Graphics” shall mean U.S. Graphic Arts, Inc., an Arizona corporation.

1.33. “HDI” shall mean Hirsch Distribution, Inc., a Delaware corporation.

1.34. “Hirsch” shall mean Hirsch International Corp., a Delaware corporation, which shall be the successor-by-merger to HIC pursuant to, and as a result of, the Merger Transaction.

1.35. “Indebtedness” shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same is payable, and the Obligations.

1.36. “Inventory” shall have the meaning set forth in the General Security Agreement.

1.37. “LIBOR” shall mean the three month London Interbank Offered Rate  published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender.

1.38. “Loan Documents” shall mean this Agreement, the Revolving Note, the General Security Agreement and all other agreements, guaranties, pledges, deposit account control agreements, validity and support agreements, assignments, certificates, documents and instruments to be delivered by Borrower or any other Person under this Agreement or in connection with the Loans or any other Indebtedness or Obligations of Borrower to Lender, as the same may be amended, modified, restated or supplemented from time to time.

1.39. “Loan Interest Rate” shall mean, at the option of Lender, the greatest of: (a) Prime Rate plus three and one half percent (3.5%) per annum, or (b) LIBOR plus five and three quarters percent (5.75%) per annum, or (c) seven and one half percent (7.5%) per annum.

1.40. “Loans” shall mean the loans and advances made by Lender under this Agreement, including all Advances.

1.41. “Lockbox” shall mean the account established by Lender pursuant to the lockbox agreement among Borrower, Lender and a financial institution with which Lender maintains a depository account in the name of Borrower and into which the proceeds of all Collateral are to be deposited.

1.42.  “Maturity Date” shall mean October 29, 2012.

1.43. “Material Adverse Effect” shall mean any material adverse effect, as determined in Lender’s discretion, on (a) the business, assets, operations, or condition, financial or otherwise, of Borrower or any guarantor(s), if any; (b) Borrower’s or any guarantor’s, if any, ability to pay or perform the Obligations in accordance with their terms; (c) the value (unless caused by an event for which insurance coverage is in effect and the proceeds of such insurance are paid to Lender), collectability or salability of the Collateral or the perfection or priority (subject, as to priority only, to Permitted Liens) of Lender’s liens; (d) the validity or enforceability of this Agreement or any of the Loan Documents; or (e) the practical realization of the benefits, rights and remedies inuring to Lender under this Agreement or under the Loan Documents.

1.44. “Maximum Facility” shall mean $4,000,000.

1.45. “Merger Transaction” shall mean the transactions or series of transactions pursuant to which HIC is merged with and into Hirsch.

1.46. “Notice of Borrowing” shall mean a borrowing request in a Record substantially in the form of Exhibit B attached hereto.

1.47. “Obligations” shall mean and include all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender or any Affiliate of Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the other Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys’ fees and expenses, consulting fees and expenses and any other sum chargeable to Borrower under this Agreement, the other Loan Documents or any other agreement with Lender.

1.48. “OFAC” shall mean the U.S. Department of Treasury Office of Foreign Assets Control (or any successor agency).

1.49. “Permitted Investments” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than one (1) year from the date of investment therein and (d) money market accounts.

1.50. “Permitted Liens” shall mean:

(a)           liens securing the Obligations;

(b)           liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to the provisions of ERISA or Environmental Laws) (i) not yet due and payable or (ii) which are being properly contested and for which Borrower has established adequate reserves;

(c)           the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby (i) are not past due or (ii) are being properly contested and for which Borrower has established adequate reserves;

(d)           liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;

(e)           liens in equipment (including capital leases) to secure purchase money Indebtedness permitted under Section 9.1 hereof, so long as such security interests do not apply to any property of Borrower other than the equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such equipment; and

(f)            Liens, if any, not otherwise listed above, in existence on the date hereof and described on Schedule 5.17 attached hereto.

1.51.  “Person” shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

1.52. “Plan” shall mean an employee benefit plan or other plan now or hereafter maintained for employees of Borrower or any subsidiary of Borrower and covered by Title IV of ERISA.

1.53. “Prime Rate” shall mean the prime rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender.

1.54. “Property” shall have the meaning set forth in the General Security Agreement.

1.55. “Receivables” shall have the meaning set forth in the General Security Agreement.

1.56. “Reconciliation Report” shall mean a report in form reasonably satisfactory to Lender, reconciling Borrower’s month-end Receivable agings, payable agings and Inventory listings to Borrower’s monthly financial statements, and including bank reconciliations.

1.57. “Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.  If Lender so specifies with respect to a particular type of Record, that type of Record shall be signed or otherwise authenticated by Borrower.

1.58. “Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

1.59. “Revolving Loan” shall mean the Advances to be made by Lender to Borrower pursuant to Section 2.1 of this Agreement, and all interest thereon and all fees, costs and expenses payable by Borrower in connection therewith.

1.60. “Revolving Note” shall mean, the promissory note substantially in the form annexed hereto as Exhibit A, to be given by Borrower to Lender to evidence the Revolving Loan.

1.61. “Sanctioned Country” shall mean any country subject to the sanctions program identified on the most current list maintained by OFAC.

1.62. “Solvent” shall mean when used with respect to any Person, such Person (i) owns tangible or intangible property the fair value of which is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) owns tangible and intangible property the present fair salable value of which is not less than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) is not engaged in a business or transaction or about to engage in a business or transaction for which such Person’s property would constitute an unreasonably small capital or would be considered unreasonably small in relation to such business or transaction.

1.63. “Tajima” shall mean Tajima Industries Ltd., a company organized under the laws of Japan, and its affiliates and subsidiaries, including, without limitation, Tajima America Corp.

1.64. “Tajima Agreements” shall mean the collective reference to the Tajima Main Agreement and the Tajima Western Agreement.

1.65. “Tajima Main Agreement” shall mean that certain Distribution Agreement dated as of April, 2004 between, among others, Hirsch and Tajima, which covers the distribution rights for 39 states.

1.66. “Tajima Western Agreement” shall mean that certain Distribution Agreement dated as of April, 2004 between, among others, Hirsch and Tajima, which covers the distribution rights for 9 western states.

1.67. “Termination Date” shall mean the earliest of the date which is (a) the Maturity Date, (b) the date on which Lender’s obligation to make Revolving Loans is terminated pursuant to Section 12.2 of this Agreement, or (c) the date on which Borrower terminates this Agreement pursuant to Section 3.6 of this Agreement.

1.68. “Termination Notice” shall have the meaning set forth in Section 3.6 of this Agreement.

1.69. “UCC” shall mean the Uniform Commercial Code as in effect from time to time.

1.70.  “Value” shall mean the lesser of cost or fair market value of Borrower’s Inventory.

1.71. “Warranty Reserve” shall mean the reserve for Borrower’s warranty claims and expenses established from time to time by Lender.  The amount of the Warranty Reserve as of the date hereof is $50,000.

2. THE REVOLVING LOAN.

2.1. Advances. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or

Event of Default exists, Lender shall lend to Borrower on its request, an amount equal to the lesser of (a) the Maximum Facility, and (b) the Borrowing Base.  Within the limits of the Borrowing Base, and subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Advances.

2.2. Overline.  Borrower acknowledges that Lender has advised Borrower that Lender does not intend to permit Borrower to incur Revolving Loans at any time in an outstanding principal amount exceeding the lesser of the Maximum Facility and the Borrowing Base or in excess of any other sublimit contained herein; however, it is agreed that should the outstanding principal amount of the Revolving Loans exceed the Maximum Facility, the Borrowing Base or any other sublimit contained herein, then such excess Revolving Loans shall (a) constitute Obligations under this Agreement, (b) be entitled to the benefit of all security and protection under this Agreement and the other Loan Documents, (c) be secured by the Collateral and (d) be payable immediately without notice or demand by Lender.

2.3. Reserves. The Borrowing Base shall be subject to such reserves as Lender shall deem necessary and proper in Lender’s sole discretion, including, without limitation, (a) reserves for dilution (based upon gross Receivables), and (b) the Warranty Reserve.  Reserves may be established by Lender from time to time in such manner (including reduction of the advance rates set forth in the definition of Borrowing Base) and for such reasons as Lender may determine from time to time in Lender’s sole discretion.  Payments, deposits, guaranties or indemnifications made by Lender under any reimbursement agreement, guaranty or similar instrument made in respect of any such instrument may be treated by Lender as Advances to Borrower under this Agreement.

2.4. Manner of Borrowing. Each Advance shall be requested in an Authenticated Record sent via facsimile or electronic transmission including, without limitation, via e-mail by a Notice of Borrowing executed by an authorized officer of Borrower, not later than 11:00 a.m. Eastern Time on any Banking Day on which an Advance is requested.  Provided that Borrower shall have satisfied all conditions precedent set forth in this Agreement, including the reaffirmation of the representations and warranties and covenants provided in  Article 10 of this Agreement, and Borrower shall have sufficient availability under the Borrowing Base to permit an Advance under this Agreement in accordance with Section 2.1 of this Agreement, Lender shall make the Advance to Borrower in the amount requested in the Record by Borrower in immediately available funds for credit to any account of Borrower (other than a payroll account) at a bank in the United States of America as Borrower may specify (provided, however, that Borrower shall pay Lender its usual and customary fees for such transfer).  Lender shall not be responsible for any failure of any amount so transferred to be credited to any such account, unless such failure is due to Lender’s gross negligence or willful misconduct.

2.5. Evidence of Borrower’s Obligations. Borrower’s obligation to pay the principal of, and interest on, the Advances made to Borrower shall be evidenced by the Revolving Note executed by Borrower and delivered to Lender.

2.6. Collections/Balance/Statements/etc.

(a)                                   (i)            Borrower covenants and agrees to open a Lockbox over which Lender shall have the sole power of withdrawal.

(ii)           All proceeds of Collateral whether cash, checks, drafts, notes, acceptances or other forms of payment, if received by Borrower, shall be received by Borrower in trust for Lender, and Borrower agrees to deliver or cause to be delivered, such payments forthwith, in the identical form in which received, to Lender or to the Lockbox, as Lender shall require from time to time.

(iii)          Collected funds in the Lockbox shall be swept daily and the proceeds deposited to an account of Lender or Borrower as Lender shall elect.

(b)                                  In determining the outstanding balance of the Revolving Loans, (i) available funds received from the Lockbox or otherwise in the Lender’s account at Harris Bank, Account Name: Keltic Financial Partners II, LP; Account No. 3117009, ABA #071000288 (or such other account as Lender may direct from time to time) (“Lender’s Account”), before 2 p.m. Eastern Time of a Banking Day will be credited on that Banking Day, and thereafter on the following Banking Day, as follows:  (A) first, to unpaid interest, (B) second to unpaid fees and expenses; (C) third to the outstanding principal balance of the Revolving Loan, and (D) fourth to all other Obligations in such order as Lender shall elect; (ii) any other form of funds received by Lender will be credited on the Banking Day when Lender has received notification that such funds are collected and available to Lender in Lender’s Account if before 2 p.m. (Eastern Time), and thereafter on the following Banking Day; (iii) all credits shall be conditional upon final payment to Lender in cash or solvent credits of the items giving rise to them and, if any item is not so paid, the amount of any credit given for it shall be charged to the balance of the Revolving Loan whether or not the item is returned; and (iv) for the purpose of computing interest on the Revolving Loan and other Obligations, interest shall continue to accrue on the amount of any payment credited to Borrower’s Revolving Loan balance by Lender for a period of four (4) Banking Days after the date so credited.

2.7. Payment on Termination Date.    Notwithstanding anything herein to the contrary, on the Termination Date Borrower shall pay to Lender in full, in cash: (a) the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon, and (b) all non-contingent Obligations due or incurred by Lender.

3. LENDER’S COMPENSATION.

3.1. Interest on Advances. Borrower shall pay interest monthly, in arrears, on the first day of each month, commencing November 1, 2009 on the average daily unpaid principal amount of the Revolving Loans at a fluctuating rate which is equal to the Loan Interest Rate. Notwithstanding the foregoing, on and after the occurrence and during the continuance of a Default or Event of Default, Borrower shall pay interest on the Revolving Loans at a rate which is three and one half percent (3.5%) per annum above the Loan Interest Rate; provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

3.2. Commitment and Closing Fee.  Lender acknowledges that Borrower has paid to Lender before the date of this Agreement $80,000 as a commitment and closing fee.

3.3. Facility Fee. Borrower shall pay to Lender an annual facility fee in an amount equal to one percent (1.0%) per annum of the Maximum Facility, which facility fee is deemed earned in full for each year on the date hereof and on each anniversary hereof, but as an accommodation to Borrower shall be paid monthly in equal installments on the first day of each month.

3.4. Collateral Management Fee. Borrower shall pay to Lender monthly, in arrears, on the first day of each month, a collateral management fee in the amount of $1,500.  Notwithstanding the foregoing, on and after the occurrence and during the continuance of an Event of Default, the collateral management fee shall be $3,500.

3.5. Field Examinations and Appraisals. Borrower shall promptly reimburse Lender for all costs and expenses associated with periodic field examinations and asset appraisals performed by Lender and its agents, as deemed necessary by Lender.

3.6. Prepayment; Liquidated Damages.  Borrower shall have the right, at any time upon ninety (90) days’ prior written notice to Lender (“Termination Notice”) to (a) terminate Borrower’s right to receive or benefit from, and Lender’s obligation to make and incur, Revolving Loans, and (b) prepay all of the Obligations.  The Termination Notice shall be irrevocable, and the effective date of termination of the Revolving Loans specified therein shall be the Termination Date. After the Termination Date, Lender shall have no obligation to make any Advances to Borrower.  If Borrower exercises the right of termination and repayment, or if Lender’s obligation to make Loans is terminated for any reason prior to the Maturity Date (including as a result of a Default), Borrower shall pay to Lender at the time of such prepayment, liquidated damages in an amount equal to: (a) ten percent (10.0%) of the Maximum Facility if the prepayment is made prior to the first anniversary of the date hereof; (b) four percent (4.0%) of the Maximum Facility if the prepayment is made on or after the first anniversary of the date hereof but prior to the second anniversary of the date hereof; and (c) two percent (2.0%) of the Maximum Facility if the prepayment is made on or after the second anniversary of the date hereof and before the Maturity Date.  Borrower acknowledges and agrees that (i) it would be difficult or impractical to calculate Lender’s actual damages from early termination of Lender’s obligation to make further Revolving Loans hereunder, (ii) the liquidated damages provided above are intended to be fair and reasonable approximations of such damages, and (iii) the liquidated damages are not intended to be penalties.

3.7. Computation of Interest and Fees. All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

3.8   Payments. All payments with respect to the Obligations shall either be charged by Lender to Borrower’s account, charged as an Advance or made by Borrower to Lender in U.S. currency and without any defense, offset or counterclaim of any kind, at 580 White Plains Road, Suite 610, Tarrytown, New York 10591, or to such other address as Lender shall specify, by 12:00 noon New York, New York time on the date when due.  Whenever any payment to be made shall otherwise be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in computing interest in connection with any such payment.  Lender may make an Advance to reimburse itself for any payments on the Obligations (including fees and expenses payable by Borrower), which are not paid when due, without notice or demand to Borrower.   Any delay or failure by Lender submitting any invoice for such interest or fee or in the making of an Advance against the Revolving Loan shall not discharge or relieve Borrower of its obligation  to make such interest or fee payment.

4. APPLICATION OF PROCEEDS. The proceeds of the Loans shall be used solely by Borrower to effect the Merger Transaction and for working capital needed in the normal operation of Borrower’s business.

5. INDUCING REPRESENTATIONS. In order to induce Lender to make the Loans, Borrower makes the following representations and warranties to Lender:

5.1. Organization and Qualifications.  (a) Parent is and always has been a corporation or limited liability company duly organized and existing under the laws of the State of Delaware.  Parent’s tax identification number is 80-0444151 and its organizational identification number is 4700794.  Parent is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified.

(b)           HIC is and always has been a corporation duly organized and existing under the laws of the State of Delaware.  HIC’s tax identification number is 27-0530798 and its organizational identification number is 4700785.  HIC is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified.

(c)           Hirsch is and always has been a corporation duly organized and existing under the laws of the State of Delaware.  Hirsch’s tax identification number is 11-2230715 and its organizational identification number is 0767015.  Hirsch is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2. Name and Address. During the preceding five (5) years, Borrower has not been known by nor has used any other name whether corporate, fictitious or otherwise, except as set forth on Schedule 5.2 attached hereto.  Borrower’s chief executive office is set forth above on Schedule 5.2 attached hereto.

5.3. Structure.  Borrower has no subsidiaries or Affiliates, except as set forth on Schedule 5.3 attached hereto.  All of the issued and outstanding capital stock of Borrower is owned by the Persons and in such amounts/percentages as set forth in Schedule 5.3 attached hereto.

5.4. Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each and all of the other Loan Documents and each and all other instruments and documents to be delivered by Borrower or its Affiliates under this Agreement and the creation of all liens and security interests provided for herein are within Borrower’s corporate or limited liability company power, have been duly authorized by all necessary or proper corporate or limited liability company action (including the consent of members or shareholders where required), are not in contravention of any agreement or indenture to which Borrower is a party or by which it is bound, or of the charter documents (articles/certificate of incorporation, by-laws, articles/certificate of organization/formation or operating agreement, as the case may be) of Borrower, and are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender.

5.5. Solvent Financial Condition. Borrower is Solvent.

5.6. Financial Statements.The unqualified audited financial statements of Hirsch as of December 31, 2008, the internally-prepared financial statements of Hirsch for the eight-months ended August 30, 2009, and the internally-prepared balance sheet of Parent and HIC as of September 30, 2009, copies of which have been delivered to Lender, have been prepared in accordance with GAAP (except for the absence of footnotes in the internally-prepared statements) and fairly present Borrower’s financial condition and results of operations as relevant and as of such dates and there have been no changes since such dates.  No income statement was prepared for Parent or HIC for the period ended September 30, 2009.  Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any unfavorable commitments which were not disclosed in such financial statements or the notes thereto.

5.7. Joint Ventures. Borrower is not engaged in any joint venture or partnership with any other Person.

5.8. Real Estate. Attached hereto as Schedule 5.8 is a list showing all real property owned or leased by Borrower, and if leased, the correct name and address of the landlord and the date and term of the applicable lease.

5.9. Intellectual Property. Borrower owns, possesses or is licensed to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property necessary for the present and planned future conduct of its business without any conflict with the rights of others.  All patents and registered trademarks, service marks, domain names, copyrights, and applications for registration of the foregoing owned by Borrower are listed on Schedule 5.9 attached hereto, if any.

5.10. Existing Business Relationship. There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower with any supplier, customer or group of customers whose purchases individually or in the aggregate could effect the operations or the financial condition of Borrower.

5.11. Investment Company Act; Federal Reserve Board Regulations. Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a)(1), et seq.).  The making of the Loans under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.  Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board.  Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

5.12. Tax Returns. Borrower and the guarantor(s), if any, have filed all tax returns (Federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. No assessments have been made against Borrower or any guarantor(s), if any, by any taxing authority nor has any penalty or deficiency been made by any such authority.  To the best of Borrower’s knowledge, no Federal income tax return of Borrower or any guarantor, if any, is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by Borrower or any guarantor, if any.

5.13. Litigation.Except as disclosed in Schedule 5.13, no action or proceeding is now pending or, to the knowledge of Borrower, is threatened against Borrower or any guarantor, if any, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, and neither Borrower nor any guarantor, if any, has accepted liability for any such action or proceeding.  There is no proceeding pending before any governmental agency (Federal, state or local) and, to the best of Borrower’s knowledge, no investigation has been commenced before any such governmental agency the effect of which, if adversely decided, would or could, have a Material Adverse Effect.

5.14. Receivables Locations. Annexed hereto as Schedule 5.14 is a list showing all places at which Borrower maintains, or will maintain, records relating to Receivables.

5.15. Inventory Locations. Annexed hereto as Schedule 5.15 is a list showing all places where Borrower maintains, or will maintain, Inventory.  Such list indicates whether the premises are owned or leased by Borrower or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.

5.16. Equipment List and Locations. Annexed hereto as Schedule 5.16 is a list showing all of Borrower’s equipment, and describing the places where the same is located.  Such list indicates whether such premises are owned or leased by Borrower or whether the premises are the premises of another third party, and if leased, the name and address of such third party.

5.17. Title/Liens. Borrower has good and marketable title to the Collateral as sole owner thereof.  There are no existing liens on any Property of Borrower, except for Permitted Liens.  Except as set forth on Schedule 5.17, none of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.

5.18. Existing Indebtedness. Borrower has no existing Indebtedness except the Indebtedness described in Schedule 5.18 and Indebtedness permitted under Section 9.1.

5.19. ERISA Matters. The present value of all accrued vested benefits under any Plan (calculated on the basis of the actuarial valuation for the Plan) did not exceed as of the date of the most recent actuarial valuation for such Plan the fair market value of the assets of such Plan allocable to such benefits.  Borrower is not aware of any information since the date of such valuation which would affect the information contained therein.  No Plan has incurred a funding shortfall, as that term is defined in Section 302 of ERISA or Section 412 and/or 430 of the Code (whether or not waived), no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to the Plan and there has not been any Reportable Event.  Borrower has not engaged in any transaction which would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.  Borrower has not incurred any withdrawal liability, as that term is used in Title IV of ERISA.

5.20. O.S.H.A. Borrower has duly complied with, and its facilities, business, leaseholds, equipment and other property are in compliance in all respects with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local Governmental Rules.  There are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under any such Governmental Rules.

5.21. Environmental Matters. Except as disclosed in Schedule 5.21:

(a)           No Property owned or used by Borrower is or has been used for the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any “hazardous substances” or “hazardous wastes”.  The following are all of the Standard Industrial Classification Codes applicable to the properties and operations of Hirsch:  5084;

(b)           Borrower is in compliance with all applicable Environmental Laws;

(c)           there has been no contamination or release of hazardous substances at, upon, under or within any Property owned or leased by Borrower, and there has been no contamination (as defined in any applicable Environmental Law) or release of hazardous substances (as defined in any applicable Environmental Law) on any other Property that has migrated or threatens to migrate to any Property owned or leased by Borrower;

(d)           there are not now and never have been above-ground or underground storage tanks at any Property owned or leased by Borrower;

(e)           there are no transformers, capacitors or other items of Equipment containing polychlorinated biphenyls at levels in excess of 49 parts per million, violative of any applicable Environmental Law, at any Property owned or leased by Borrower;

(f)            no hazardous substances are present at any Property owned or leased by Borrower, nor will any hazardous substances be present upon any such Property or in the operation thereof by Borrower;

(g)           all permits and authorizations required under Environmental Laws for all operations of Borrower have been duly issued and are in full force and effect, including but not limited to those for air emissions, water discharges and treatment, storage tanks and the generation, treatment, storage and disposal of hazardous substances;

(h)           there are no past, pending or threatened environmental claims against Borrower or any Property owned or leased by Borrower; and there is no condition or occurrence on any Property owned or leased by Borrower that could be anticipated (i) to form the basis of an environmental claim against Borrower or its properties or (ii) to cause any Property owned or leased by Borrower to be subject to any restrictions on its ownership, occupancy or transferability under any Environmental Law;

(i)            no portion of any Property owned or leased by Borrower contains asbestos-containing material that is or threatens to become friable; and

(j)            the representations and warranties set forth in this Section 5.21 shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

5.22. Labor Disputes.  There are no pending or, to Borrower’s knowledge, threatened labor disputes which could have a Material Adverse Effect.

5.23. Location of Bank and Securities Accounts.  Schedule 5.23 attached hereto sets forth a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by Borrower (collectively, “Bank Accounts”), together with a description thereof.

5.24. Compliance With Laws. Borrower is in compliance with all Federal, state and local governmental rules, ordinances and regulations (“Governmental Rules”) applicable to its ownership or use of properties or the conduct of its business.

5.25. Anti-Money Laundering and Terrorism Regulations.  Borrower: (a) is familiar with all applicable Anti-Terrorism Laws; (b) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (c) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (d) acknowledges that Lender’s performance hereunder is also subject to Lender’s compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (e) and, to Borrower’s knowledge, its Affiliates are not Blocked Persons; (f) acknowledges that Lender will not conduct business with any Blocked Person; (g) will not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order  No. 13224 or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law; (h) shall provide to Lender all such information about Borrower’s ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as Lender may reasonably require; and (i) will take such other action as Lender may reasonably request in connection with its obligations described in clause (d) above.

5.26. No Other Violations.  Borrower is not in violation of any term of its charter documents (articles/certificate of incorporation, by-laws, articles or certificate of organization/formation or operating agreement, as the case may be) and no event or condition has occurred or is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, any agreement, undertaking or instrument to which Borrower is a party or by which it or any of its Property may be affected, or (b) the imposition of any lien (other than a Permitted Lien) on any Property of Borrower.

5.27. Full Disclosure.  No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.28. Survival of Representations and Warranties. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or in any other Loan Documents shall be true at the time of Borrower’s execution of this Agreement and the other Loan Documents, and Lender’s right to bring an action for breach of any such representation or warranty or to exercise any remedy under this Agreement based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full.

6. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as Borrower shall have any Obligations to Lender under this Agreement, Borrower shall deliver to Lender, or shall cause to be delivered to Lender:

6.1. Borrowing Base Certificate. Weekly (on or before Tuesday of each week as of the preceding week end), and monthly (within two (2) days after the end of each month) and contemporaneously with each request for an Advance, a satisfactorily completed and executed

Borrowing Base Certificate.  Borrower shall also provide, contemporaneously with each Borrowing Base Certificate, (a) Borrower’s most current summary accounts receivable aging, reconciled to the balance set forth in such Borrowing Base Certificate, (b) daily sales registers, (c) cash receipts journals, (d) credit registers (if not contained within the sales registers), and (e) a list of outstanding customer deposits.

6.2. Monthly Reports. Within fifteen (15) days after the end of each month, a detailed accounts receivable aging (or if no such detailed accounts receivable aging is available, a summary accounts receivable aging together with copies of customer statements), accounts payable aging, an inventory listing by location, an inventory aging report, a collateral update certificate, and a Reconciliation Report of Borrower for such month, all in form satisfactory to Lender, prepared by Borrower.

6.3. Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year of Borrower, a copy of an unqualified audited annual financial statements of Borrower prepared by an independent certified public accountant consisting of a balance sheet, statements of operations and retained earnings and accompanying footnotes, statements of cash flow, acceptable to Lender, together with a compliance certificate in the form attached as Exhibit D hereto.

6.4. Monthly Financial Statements. Within thirty (30) days after the end of each month of Borrower, financial statements consisting of a balance sheet, statements of operations and retained earnings and statements of cash flow, prepared by management of Borrower in accordance with GAAP (except for the absence of footnotes), together with a compliance certificate in the form attached as Exhibit D hereto.

6.5. Projections. Within thirty (30) days prior to the end of each Fiscal Year of Borrower, monthly financial projections for the next Fiscal Year and annual projections for each succeeding Fiscal Year of Borrower in form reasonably satisfactory to Lender.

6.6. Customer Lists. Semiannually, a list of all of Borrower’s customers and vendors, including the addresses, and telephone and facsimile numbers of such customers and vendors which lists shall be delivered on or before June 30 and December 31 of each calendar year.

6.7. Insurance.  Annually, within fifteen (15) days of the renewal date of each insurance policy, evidence of insurance in form and content satisfactory to Lender and otherwise in compliance with Section 8.6 of this Agreement, together with the original insurance policy.

6.8. Bank Statements.  Monthly, within twenty (20) days after receipt thereof by Borrower, bank statements for all of Borrower’s operating and other bank accounts.

6.9. Notice of Event of Default and Adverse Business Developments. Immediately after becoming aware of the existence of a Default or an Event of Default or any of the following:

(a)           any dispute that may arise between Borrower and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of Borrower or guarantor if any;

(b)           any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower;

(c)           any proposal by any public authority to acquire the assets or business of Borrower;

(d)           the location of any Collateral other than at Borrower’s place of business or as permitted under this Agreement;

(e)           any proposed or actual change of Borrower’s name, identity, state of organization or corporate/limited liability company structure;

(f)            any other matter which has resulted or may result in a Material Adverse Effect; or

(g)           a default under, or termination or non-renewal of, any of the Distribution Agreements.

In each case, Borrower will provide Lender with telephonic notice followed by notice in a Record specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect.

6.10. Tax Returns.  Within ten (10) days after the filing thereof, Borrower’s federal and state tax returns for the immediately preceding Fiscal Year.

6.11. Other Information.  Such other information respecting the financial condition of Borrower or any guarantor, if any, or any Property of Borrower in which Lender may have a lien as Lender may, from time to time, request.  Borrower authorizes Lender to communicate directly with Borrower’s independent certified public accountants and authorizes those accountants to disclose to Lender any and all financial statements and other information of any kind that they may have with respect to Borrower and its business and financial and other affairs.  Lender shall treat information so obtained as confidential.  On or before the date of this Agreement, Borrower shall deliver to Lender a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.11, which letter shall be acknowledged by such accountants.

7. ACCOUNTING. Lender may account monthly to Borrower.  Each and every account shall be deemed final, binding and conclusive upon Borrower in all respects (absent manifest error), as to all matters reflected therein, unless Borrower, within fifteen (15) days after the date the account was rendered, delivers to Lender notice in a Record of any objections which Borrower may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  If Borrower disputes the correctness of any statement, Borrower’s notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

8. AFFIRMATIVE COVENANTS. Borrower represents and warrants that, so long as it shall have any Obligations to Lender under this Agreement, Borrower will:

8.1. Business and Existence. Preserve and maintain Borrower’s separate  existence and rights, privileges and franchises.

8.2. Trade Names. Transact business in Borrower’s own name and invoice all of Borrower’s receivables in Borrower’s own name.

8.3. Transactions with Affiliates. Whenever Borrower engages in transactions with any of Borrower’s Affiliates, conduct the same on an arms-length basis or other basis more favorable to Borrower.

8.4. Taxes.  Pay and discharge all taxes, assessments, government charges and levies imposed upon Borrower, Borrower’s income or Borrower’s profits or upon any Property belonging to Borrower prior to the date on which penalties attach thereto, except to the extent Borrower is contesting such taxes, assessments, government charges and/or levies in good faith by appropriate proceedings being diligently conducted and reserves satisfactory to Lender have been established and maintained. Borrower will pay all taxes, assessments, governmental charges or private encumbrances levied, assessed, imposed or payable upon or with respect to the Inventory, equipment or other Collateral or any part thereof.

8.5. Compliance with Laws. Comply with all Governmental Rules applicable to Borrower including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes.

8.6. Maintain Properties: Insurance. Safeguard and protect all Property used in the conduct of Borrower’s business and keep all of Borrower’s Property insured with insurance companies licensed to do business in the states where the Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time request, in amounts satisfactory to Lender.  Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender containing endorsements in form satisfactory to Lender naming Lender as lender loss payee and additional insured and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days’ prior written notice to Lender.  All insurance proceeds received by Lender shall be retained by Lender for application to the payment of such portion of the Obligations as Lender may determine in Lender’s sole discretion.  Borrower shall promptly notify Lender of any event or occurrence causing a loss or decline in the value of Property insured or the existence of an event justifying a claim under any insurance and the estimated amount thereof.

8.7. Business Records.  Keep adequate records and books of account with respect to Borrower’s business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower; and Borrower shall maintain all of its Bank Accounts as set forth on Schedule 5.23 of this Agreement, except as otherwise permitted in Section 9.19 of this Agreement.

8.8. Litigation. Give Lender prompt notice of any suit at law or in equity against Borrower involving money or property valued in excess of $25,000 except where the same is fully covered by insurance and the insurer has accepted liability therefor in writing.

8.9. Damage or Destruction of Collateral. Maintain or cause to be maintained the Collateral and all its Properties in good condition and repair at all times (normal wear and tear excepted), except for worn-out or obsolete Equipment (as such term is defined in the General Security Agreement), preserve the Collateral and all its other Properties from loss, damage, or destruction of any nature whatsoever and provide Lender with prompt notice in a Record of any destruction or substantial damage to any Collateral subject to Lender’s security interest and of the occurrence of any condition or event which has caused, or may cause, a loss or depreciation in the value of any Collateral, in each case, of at least $5,000.

8.10. Name Change. Provide Lender with not fewer than thirty (30) days notice in an Authenticated Record prior to any proposed change of name or the creation of any subsidiary.

8.11. Access to Books and Records. During normal business hours (unless an Event of Default has occurred and is continuing, in which event at any and all times), (a) provide Lender with such reports and with such access to Borrower’s books and records and permit Lender to copy and inspect such reports and books and records all as Lender deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby, and (b) permit Lender to examine and inspect the Inventory, equipment or other Collateral and may examine, inspect and copy all books and records with respect thereto.  Borrower shall maintain accurate and complete records respecting Inventory, including a perpetual inventory, and all other Collateral at all times.

8.12. Solvency. Continue to be Solvent.

8.13. Compliance With Environmental Laws. Comply with all applicable Environmental Laws.

8.14. Compliance with ERISA and other Employment Laws. (a) Comply with all applicable provisions of ERISA and the Code, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee benefit plans, and (b) pay, when due, all minimum required contributions (as that term is used in Section 430 of the Code) and all amounts required to be contributed and/or paid to any Plan under Borrower’s collective bargaining agreement, if any.

8.15. Proceeds of Collateral. Forthwith upon receipt, pay to Lender the proceeds of all Collateral, whereupon such proceeds shall be applied to the Obligations in such order and manner as set forth in Section 2.6 hereof.

8.16. Delivery of Documents. Notify Lender if any proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, and if required by Lender, immediately deliver them to Lender appropriately endorsed.  Borrower waives protest regardless of the form of the endorsement.  If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower’s behalf.

8.17. Extension of Tajima Main Agreement.  Extend, on or before August 20, 2010, the expiration date of the Tajima Main Agreement to a date that is beyond the Maturity Date.

8.18. Financial Consultant. Appoint Beverly Eichel as a director of Borrower for at least one year after the date hereof.

8.19. U.S. Graphic Arts.

(a)           Graphics shall remain an inactive subsidiary of Hirsch with de minimis assets.  Within ninety (90) days of the date hereof, Graphics shall be dissolved.

(b)           GAAC shall remain an inactive subsidiary of Hirsch with de minimis assets other than its claims in the litigation in which GAAC is the plaintiff as referenced on Schedule 5.13 hereto (the “GAAC Litigation”).  Borrower shall cause GAAC to be dissolved within fifteen (15) days following the resolution of the GAAC Litigation.

8.20. Certificate of Merger.  The Certificate of Merger shall be filed on the date hereof, and Borrower shall provide evidence of such filing, as accepted by the Secretary of State of the State of Delaware, within one (1) day of the date hereof.

8.21. HDI.  Within one (1) day of the date hereof, Borrower shall deliver evidence to Lender that HDI has been merged with and into Hirsch and is no longer in existence.

9. NEGATIVE COVENANTS. So long as Borrower shall have any Obligation to Lender under this Agreement and unless Lender has first consented thereto in an Authenticated Record, Borrower shall not:

9.1. Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of Borrower’s business; (iii) purchase money financing and equipment leases not to exceed $20,000 per Fiscal Year; and (iv) existing Indebtedness described on Schedule 5.18.

9.2. Mergers; Consolidations; Acquisitions. Other than the Merger Transaction, enter into any merger, consolidation, reorganization or recapitalization with any other Person; take any steps in contemplation of dissolution or liquidation; conduct any part of its business through any corporate subsidiary, unincorporated association or other Person; acquire the stock or assets of any Person, whether by merger, consolidation, purchase of stock or otherwise; or acquire all or any substantial part of the properties of any Person.

9.3. Sale or Disposition.  Sell or dispose of all or any Properties or grant any Person an option to acquire any such Property, provided, however, that the foregoing shall not prohibit sales of Inventory in the ordinary course of Borrower’s business.

9.4. Defaults.Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower, which default remains uncured after any stated cure period or for a period in excess of thirty (30) days from its occurrence, whichever is less, unless such default is being contested by Borrower in good faith by appropriate proceedings being diligently conducted and reserves satisfactory to Lender have been established and maintained.

9.5. Limitations on Liens. Suffer any lien, encumbrance, mortgage or security interest on any of its property, except Permitted Liens.

9.6. Dividends and Distributions. Pay any cash dividends or other payments with respect to any of its capital stock or other securities (whether common, preferred or otherwise), make any capital distribution in cash or other Property or return of capital, or purchase or redeem any of its capital stock or other securities (whether common, preferred or otherwise), or retire any of its capital stock, or take any action in furtherance of, or which would have an effect equivalent to, any of the foregoing.

9.7. Borrower’s Name and Offices. Transfer Borrower’s chief executive office or change its organizational name or office where it maintains its records (including computer printouts and programs) with respect to Receivables or any other Collateral.

9.8. Fiscal Year. Change its Fiscal Year.

9.9. Change of Control/Management. Permit (a) any Person other than Paul Gallagher to exercise voting control of fifty percent (50%) or more of the common stock of Parent, (b) any Person other than Parent to exercise voting control of any of the common stock of HIC (or, after the consummation of the Merger Transaction, Hirsch), or (c) any Person other than Paul Gallagher to become President of Borrower.

9.10. Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in its ordinary course of business as currently conducted.

9.11. Removal of Collateral. Remove, or cause or permit to be removed, any of the Collateral or other Property from the premises where such Collateral or Property is currently located and as set forth on Schedules 5.14, 5.15 or 5.16 of this Agreement, except for sales of Inventory in the ordinary course of business.

9.12. Transfer of Notes or Accounts. Sell, assign, transfer or otherwise dispose of any Receivables or any promissory note or other instrument payable to it with or without recourse.

9.13. Settlements. Settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise (except in the ordinary course of Borrower’s business, provided that, such credit, allowance or return does not exceed $50,000).

9.14. Change of Business. Cause or permit a change in the nature of its business as conducted on the date of this Agreement.

9.15. Change of Accounting Practices. Change its present accounting principles or practices in any respect, except, upon notice to Lender in a Record, as may be required by changes in GAAP.

9.16. Inconsistent Agreement. Enter into any agreement containing any provision which would be violated by the performance of Borrower’s Obligations or other  obligations under this Agreement or any other Loan Document.

9.17. Loan or Advances. Make any loans or advances to any Person; provided, however, Borrower may make loans and advances to its employees in the ordinary course of business in an aggregate amount outstanding not exceeding $10,000 at any time.

9.18. Investments. Make any investment in any Person including, without limitation, in any Affiliates or form any Affiliates or subsidiaries not existing on the date hereof, other than Permitted Investments.

9.19. Bank Accounts. Open or maintain any deposit, checking, operating or other bank account, or similar money handling account, with any bank or other financial institution except for those accounts identified in Schedule 5.23, or close or permit to be closed any of the accounts listed in Schedule 5.23, in each case without Lender’s prior written consent, and then only after Borrower has implemented agreements with such bank or financial institution and Lender in form and substance acceptable to Lender.

9.20. Capital Expenditures. Make or agree to make non-financed Capital Expenditures greater than (a) $25,000 in the aggregate during the fourth quarter in the Fiscal Year ended December 31, 2009, (b) $50,000 in the aggregate during the Fiscal Year ended December 31, 2010, and (c) $100,000 in each Fiscal Year thereafter.

9.21. EBITDA. Permit Borrower’s EBITDA for each fiscal quarter to be less than the amounts set forth below, for the time periods set forth below:

Amount	Time Period

($550,000)	For the one fiscal quarter ending December 31, 2009

($650,000)	For the two fiscal quarters ending March 31, 2010

($600,000)	For the three fiscal quarters ending June 30, 2010

($400,000)	For the four fiscal quarters ending September 30, 2010

$250,000	For the four fiscal quarters ending December 31, 2010

$350,000	For the four fiscal quarters ending March 31, 2011

$500,000

For the four fiscal quarters ending June 30, 2011, and for each fiscal quarter on a rolling four-quarters basis thereafter

10. CONDITIONS TO ADVANCES.   Lender’s obligation to make any Advance is subject to the condition that, as of the date of the Advance, no Default or Event of Default shall have occurred and be continuing and that the matters set forth in Article 5 of this Agreement and the representations and warranties set forth in the other Loan Documents continue to be true and complete. Borrower’s acceptance of each Advance under this Agreement shall constitute a confirmation, as of the date of the Advance, of the matters set forth in Article 5 of this Agreement, of the representations and warranties set forth in the other Loan Documents, and that no Default or Event of Default then exists.  If requested by Lender, Borrower shall further confirm such matters by delivery of a Record dated the day of the Advance and signed by an authorized officer of Borrower.

11. TERM. Unless sooner terminated by Borrower or Lender pursuant to the terms of this Agreement, the period during which the Revolving Loan shall be available shall initially be a period commencing on the date hereof and concluding on the Termination Date.

12. EVENTS OF DEFAULT.

12.1. Defaults. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder (which shall be deemed continuing until waived in writing by Lender):

(a)           if Borrower shall fail to make any payment when due on any Obligation under this Agreement or any other Loan Document; or

(b)           if Borrower shall fail to comply with any term, condition, covenant or agreement contained in Articles 6 or 9 of this Agreement; or

(c)           if Borrower shall fail to comply with any term, condition, covenant or agreement contained in this Agreement other than in Articles 6 or 9 of this Agreement, and such failure continues for a period of fifteen (15) days after the earlier to occur of (i) the date on which such failure to comply is known or reasonably should have become known to any officer of Borrower, or (ii) the date on which Lender shall have notified Borrower of such failure; provided, however, that such fifteen (15) day period shall not apply in the case of any failure which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period; or

(d)           if Borrower shall fail to comply with any term, condition, covenant, warranty or representation contained in any of the other Loan Documents or any other agreement between Lender and Borrower, subject to applicable grace, cure and/or notice periods set forth therein; or

(e)           if Borrower shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code (including provisions for reorganizations) shall be commenced by Borrower or if a receiver, trustee or equivalent officer shall be appointed for all or any of the Properties of Borrower; or

(f)            if any case under any provision of the Bankruptcy Code (including provisions for reorganizations) shall be commenced against Borrower, and such case remains unstayed or undischarged for more than forty-five (45) days from the date of the filing thereof (it being understood that Lender shall have no obligation to make Loans or Advances hereunder during such forty-five (45) day period);

(g)           if any representation or warranty contained in this Agreement or any Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate delivered by Borrower to Lender shall be false, in any respect, when made; or

(h)           if any federal or state tax lien is filed of record against Borrower or any guarantor(s), if any, and is not bonded or discharged within ten (10) days of filing; or

(i)            if Borrower’s independent public accountants shall refuse to deliver any financial statement required by this Agreement; or

(j)            if a judgment for more than $25,000 shall be entered against Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within ten (10) days of entry, except a judgment where the claim is fully covered by insurance and the insurance company has accepted liability therefor in writing; or

(k)           if any obligation of Borrower in respect of any Indebtedness (other than Indebtedness to Lender) shall be declared to be or shall become due and payable prior to its stated maturity or such obligation shall not be paid as and when the same becomes due and payable; or there shall occur any event or condition which constitutes an event of default under any note, mortgage, indenture, instrument, agreement or evidence of such Indebtedness relating to any obligation of Borrower in respect of any such Indebtedness the effect of which is to permit the holder or the holders of such note, mortgage, indenture, instrument, agreement or evidence of such Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

(l)            upon the happening of any Reportable Event, or Borrower terminates or withdraws (full or partial) from any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court or administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

(m)          upon the occurrence and continuance of any Material Adverse Effect; or

(n)           an event of default shall occur under either of the Tajima Agreements which gives Tajima or any of its Affiliates the right to terminate such Tajima Agreement; or

(o)           an event of default shall occur under, or Borrower shall receive notice of the termination or non-renewal of, any of the Distribution Agreements (other than the Tajima Agreements), if the Distribution Agreement(s) which are the subject of such event of default or notice of termination or non-renewal represent, either individually or in the aggregate, more than ten percent (10%) of the Inventory or revenue (on a trailing twelve-month basis) of Borrower; or

(p)           upon the happening of any of the events described in Subsections 12.1 (d), (e), (f), (g), (h), (i) or (j) with respect to any guarantor, if any, or if any such guarantor purports to terminate its guaranty or upon the death of a guarantor, if any, that is a natural person, if any.

12.2. Remedies. If a Default or Event of Default shall have occurred and be continuing, then Lender may, without notice, terminate or suspend its obligation to make further Loans or Advances.  In addition, if an Event of Default has occurred and is continuing, Lender may, without notice or demand, (a) declare all of the Obligations to be immediately due and payable, and (b) exercise any rights and remedies provided to Lender under this Agreement, the General Security Agreement and the other Loan Documents, or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of any Event of Default specified in Section 12.1(e), all Obligations shall become immediately due and payable (and any obligation of Lender to make further Revolving Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Lender.

12.3. Obligations Immediately Due. Upon the Termination Date for any reason, all of Borrower’s Obligations shall immediately become due and payable without further notice or demand.

12.4. Continuation of Security Interests. Notwithstanding any termination, until all Obligations of Borrower shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Receivables, General Intangibles, Inventory, Equipment, Fixtures, Investment Property, and other Collateral held by Lender under the General Security Agreement or under any other Loan Document and Borrower shall continue to assign Receivables and consign Inventory to Lender and continue to turn over all proceeds of Collateral to Lender.

13. GENERAL PROVISIONS.

13.1. Rights Cumulative. Lender’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which Lender may have under any other agreement or instrument, by operation of law or otherwise.

13.2. Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns.  It shall be binding upon and shall inure to the benefit of the parties, their successors and assigns.  Lender shall have the right, without the necessity of any further consent or authorization by Borrower, to sell, assign, securitize or grant participation in all, or a portion of, Lender’s interest in the Loans, to other financial institutions of the Lender’s choice and on such terms as are acceptable to Lender in its sole discretion.

13.3. Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

If to Lender:	Keltic Financial Partners II, LP
Attn: John P. Reilly, President and CEO
580 White Plains Road, Suite 610
Tarrytown, New York 10591
Tel: (914) 921-3555
Fax: (914) 921-1154

With a copy to:	Stradley, Ronon, Stevens & Young, LLP
Woodland Falls Corporate Park
200 Lake Drive East, Suite 100
Cherry Hill, NJ 08002
Attn: Michael P. Bonner, Esquire
Tel: (856) 321-2405
Fax: (856) 321-2415

If to any Borrower:	Hirsch International Corp.
50 Engineers Road
Hauppauge, New York 11788
Attn: Paul Gallagher
Tel: (631) 701-2211
Fax: (631) 457-8876

With a copy to:	Baker & McKenzie LLP
1114 Avenue of the Americas
New York, NY 10036
Attn: Thomas J. Rice, Esquire
Tel: (212) 626-4412
Fax: (212) 310-1647

13.4. Strict Performance. The failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of any Default or Event of Default by Borrower under this Agreement or any other Loan Document shall not suspend, waive or affect any other Default or Event of Default by Borrower under this Agreement or any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or a different type.

13.5. Waiver. Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

13.6. Construction of Agreement. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party.  Any controversy over the construction of this Agreement shall be decided mutually without regard to events of authorship or negotiation.

13.7. Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not a Default or an Event of Default then exists or any of the transactions contemplated under this Agreement are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses, or consulting fees and expenses, or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Agreement or any other Loan Document, or any amendment of or modification of this Agreement or any other Loan Document; (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (c) periodic audits and appraisals performed by Lender; (d) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or Borrower’s affairs; (e) the perfection of any lien on the Collateral; (f) any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any other Loan Document including, without limitation, the Account Debtors; or (g) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys’ fees and actual expenses arising from such services and all expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this Section 13.7 shall be payable by Borrower to Lender, and shall be additional Obligations under this Agreement secured by the Collateral.  Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes including, but not limited to, any interest and penalties thereon, and will indemnify, defend and hold Lender harmless from and against any liability in connection therewith.  Borrower shall also reimburse Lender for all other expenses incurred by Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents, including, without limitation, fees in connection with any bank account, the Lockbox, wire charges, automatic clearing house fees and other similar costs and expenses.

13.8. Reimbursements Charged to Revolving Loan. With respect to any amount advanced by Lender and required to be reimbursed by Borrower pursuant to the foregoing provisions of Section 13.7, it is hereby agreed that Lender may charge any such amount to Borrowers’ Revolving Loan on the dates such reimbursement is made.  Borrower’s obligations under Section 13.7 shall survive termination of the other provisions of this Agreement.

13.9. Waiver of Right to Jury Trial.

A.            Borrower and Lender recognize that in matters related to the Loans and this Agreement, and as it may be subsequently modified and/or amended, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge).  By execution of this Agreement, Lender and Borrower will give up their respective right to a trial by jury. Borrower and Lender each hereby expressly acknowledge that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with the Note and this Agreement.

B.           WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE LOANS, THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

C.           CERTIFICATIONS.  BORROWER HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

13.10. Indemnification by Borrower/Waiver of Claims. Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees, consultants, attorneys and agents from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, the actual fees and expenses of counsel) which may be incurred by or asserted against Lender or any such other Person in connection with:

(a)           any investigation, action or proceeding arising out of or in any way relating to this Agreement, any of the Loans, any of the other Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing; or

(b)           any taxes, liabilities, claims or damages relating to the Collateral or Lender’s liens thereon; or

(c)           the correctness, validity or genuineness of any instrument or document that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; or

(d)           any broker’s commission, finder’s fee or similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement.

Notwithstanding anything contained herein to the contrary, Borrower’s indemnification obligations under this Section 13.10 (i) shall not apply to any claims, damages, liabilities, costs and expenses solely attributable to Lender’s gross negligence or willful misconduct, and (ii) shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

13.11. Savings Clause for Indemnification. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 13.10 above may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 13.10.

13.12. Waiver. To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  Neither Lender nor any of its Affiliates, partners, officers, employees, agents, attorneys or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.

13.13. Entire Agreement; Waiver/Lender’s Consent; Amendment. This Agreement (including the Exhibits and Schedules thereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written.  No waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a Record Authenticated by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in a Record Authenticated by Lender and Borrower.

13.14. Cross Default; Cross Collateral. Borrower hereby agrees that (a) all other agreements between Borrower and Lender are hereby amended so that a Default or an Event of Default under this Agreement is a default under all such other agreements and a default under any one of the other agreements is a Default or an Event of Default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between Borrower and Lender and the Collateral pledged under any other agreement with Lender secures the Obligations under this Agreement.

13.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

13.16. Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

13.17. Headings. The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

13.18. Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

14. GOVERNING LAW; CONSENT TO JURISDICTION. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE REVOLVING NOTE DELIVERED PURSUANT THERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREIN, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE REVOLVING NOTE, AND THIS AGREEMENT AND THE REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(B)  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER, ANY GUARANTOR OR OTHER PARTY TO THIS TRANSACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE SOLE OPTION OF LENDER IN ANY FEDERAL OR STATE COURT LOCATED IN WESTCHESTER COUNTY, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND LENDER AND BORROWER WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER SHALL DESIGNATE FROM TIME TO TIME AN AUTHORIZED AGENT HAVING AN OFFICE IN THE STATE OF NEW YORK TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT AT SUCH ADDRESS AND WRITTEN NOTICE OF SUCH SERVICE ON SUCH BORROWER MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE OF ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.  BORROWER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY.

15.         JOINT AND SEVERAL OBLIGATIONS.

ALL OBLIGATIONS OF PARENT, HIC, AND HIRSCH UNDER THIS AGREEMENT, THE REVOLVING NOTE AND THE OTHER LOAN DOCUMENTS ARE JOINT AND SEVERAL.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

KELTIC FINANCIAL PARTNERS II, LP
By:	KELTIC FINANCIAL SERVICES LLC,
its general partner

By:
Name:	John P. Reilly
Title:	President and CEO

HIRSCH HOLDINGS, INC.

By:
Name:
Title:

HIC ACQUISITION COMPANY

By:
Name:
Title:

HIRSCH INTERNATIONAL CORP.

By:
Name:
Title:

EXHIBIT A

REVOLVING NOTE

$4,000,000	October , 2009

FOR VALUE RECEIVED, HIRSCH HOLDINGS, INC., a Delaware corporation, HIC ACQUISITION COMPANY, a Delaware corporation, and HIRSCH INTERNATIONAL CORP., a Delaware corporation (individually and collectively and jointly and severally, “Borrower”), promises to pay to the order of KELTIC FINANCIAL PARTNERS II, LP (“Lender”), at 580 White Plains Road, Suite 610, Tarrytown, New York  10591 or at such other place as Lender may from time to time in writing designate, the principal sum of each  Advance made by Lender to Borrower under that certain Revolving Loan Agreement dated of even date herewith between Borrower and Lender (“Loan Agreement” and together with all of the other documents, instruments or agreements executed in connection therewith, as the same may be modified, amended, restated or replaced from time to time, the “Loan Documents”).   The aggregate unpaid principal balance hereof shall not exceed at any time the sum of Four Million Dollars ($4,000,000).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Loan Documents.  The entire unpaid principal balance hereof, together with the accrued interest thereon and accrued late charges, if any, and all other sums due hereunder and/or under any of the other Loan Documents shall be due and payable on the Termination Date.

Borrower also promises to pay interest to Lender monthly, in arrears, on the first day of each month commencing on November 1, 2009 on the average daily unpaid principal balance of this Note at the rate set forth in Section 3.1 of the Loan Agreement.

This is the “Revolving Note” referred to in the Loan Agreement and is entitled to the benefit of all of the terms and conditions and the security of all of the security interests and liens granted by Borrower or any other person to Lender pursuant to the Loan Agreement or any other Loan Document including, without limitation, provisions regarding mandatory and optional prepayment rights and premiums.

Upon the occurrence of an Event of Default under Section 12.1(e) of the Loan Agreement, the entire unpaid principal balance hereof, together with the accrued interest thereon and accrued late charges, if any, and all other sums due hereunder and/or under any of the other Loan Documents, shall become immediately due and payable without further notice or demand.  If any other Event of Default shall occur under the Loan Agreement or any of the Loan Documents, then the entire unpaid principal balance hereof, together with the accrued interest thereon and accrued late charges, if any, and all other sums due hereunder and/or under any of the other Loan Documents may, as provided in the Loan Agreement, be declared to be immediately due and payable, without further notice or demand.

Whenever any payment to be made under this Note shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of any interest then due and payable hereunder.

The undersigned and all other parties who, at any time, may be liable hereon in any capacity waive presentment, demand for payment, protest and notice of dishonor of this

Note.  This Note may not be changed orally, but only by an agreement in writing which is signed by the holder and the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.

This Note shall be governed by and construed under the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the undersigned has executed this Note the day and year first above written.

HIRSCH HOLDINGS, INC.

By:
Name:
Title:

HIC ACQUISITION COMPANY

By:
Name:
Title:

HIRSCH INTERNATIONAL CORP.

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

Keltic Financial Partners II, LP
580 White Plains Road, Suite 610
Tarrytown, New York 10591

Re: Request for loan/advance

The undersigned requests a $                     loan advance pursuant to Section 2.1 of the Revolving Loan Agreement dated as of October       , 2009 between Keltic Financial Partners II, LP and the undersigned (“Loan Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Please wire the requested loan advance [to our operating account number                    at                     ] or [in accordance with the following wire instructions [insert instructions].  Please call the undersigned to confirm receipt of this fax at                         .

Thank you.

HIRSCH HOLDINGS, INC.

By:
Name:
Title:

HIC ACQUISITION COMPANY

By:
Name:
Title:

HIRSCH INTERNATIONAL CORP.

By:
Name:
Title:

EXHIBIT C

BORROWING BASE CERTIFICATE

EXHIBIT D

COMPLIANCE CERTIFICATE

  HIRSCH HOLDINGS, INC., a Delaware corporation, and HIRSCH INTERNATIONAL CORP., a Delaware corporation (individually and collectively and jointly and severally, “Borrower”), hereby certifies to KELTIC FINANCIAL PARTNERS II, LP in accordance with the provisions of a Revolving Loan Agreement between Borrower and Lender dated October     , 2009, as the same from time to time may be amended, supplemented or otherwise modified (“Agreement”) that:

A.           General

(i)            Borrower has complied in all respects with all the terms, covenants and conditions of the Agreement which are binding upon them;

(ii)           there exists no Event of Default or Default as defined in the Agreement;

(iii)          the representations and warranties contained in the Agreement are true in all respects with the same effect as though such representations and warranties had been made on the date hereof; and

B.            Financial Covenants

As of the date hereof or, from such period as may be designated below, the computations, ratios and calculations as set forth below, are true and correct:

(a)                                  Capital Expenditures

(b)                                 EBITDA

IN WITNESS WHEREOF, the undersigned duly authorized officer of Borrower has executed and delivered this Certificate on                           , 20    .

HIRSCH HOLDINGS, INC.

By:
Name:
Title:

HIRSCH INTERNATIONAL CORP.

By:
Name:
Title:

Schedule 1

Six Eligible Locations

Schedule 5.2

Name and Address

Other Names:

Chief Executive Office:

Schedule 5.3

Subsidiaries, Affiliates and Ownership

Schedule 5.8

Real Estate

Schedule 5.9

Intellectual Property

Schedule 5.13

Litigation

Schedule 5.14

Receivables Locations

Schedule 5.15

Inventory Locations

Schedule 5.16

Equipment List and Locations

Schedule 5.17

Liens

Schedule 5.18

Indebtedness

Schedule 5.21

Environmental

Schedule 5.23

List of Bank and Securities Accounts

1.             LockBox Account:

2.             Disbursement Account:

3.             Petty Cash Account: (not to exceed $5,000)

4.             Payroll Account: (not to exceed one regular payroll)